Exhibit 99.1

Freescale Semiconductor Announces First Quarter 2013 Results

AUSTIN, Texas--(BUSINESS WIRE)--April 25, 2013--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the first quarter ended March 29, 2013. Highlights include:

GAAP Results	Non-GAAP Results*
• Net sales of $981 million	• EBITDA of $178 million
• Gross margin of 40.6%	• Adjusted loss per share of $.03
• Loss per share of $.19

“Revenue and profitability improved sequentially in the first quarter and we continued to improve our capital structure,” said Gregg Lowe, president and CEO. “We are making good progress on our strategic initiatives targeting growth market opportunities, reallocating R&D investments and expanding gross margins.”

First Quarter Highlights

Net sales for the first quarter of 2013 were $981 million, compared to $957 million in the fourth quarter of 2012 and $950 million in the first quarter of 2012.

Income from operations for the period was $104 million, compared to $56 million in the fourth quarter of 2012 and $168 million in the first quarter of 2012. Income from operations improved on a sequential basis due to higher sales, improved gross margins and lower operating expenses. Fourth quarter 2012 results also included charges associated with our strategic realignment. On a year over year basis, income from operations declined due primarily to a gain of $52 million related to insurance recoveries that benefited first quarter 2012 results.

The net loss for the first quarter was $48 million, or $.19 per share, compared to a loss of $35 million, or $.14 per share, in the fourth quarter of 2012 and a loss of $9 million, or $.04 in the first quarter of 2012. First quarter 2013 results included a $22 million loss associated with a debt refinancing transaction completed in March 2013, partially offset by lower interest expense associated with the capital structure initiatives completed in 2012.

Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the three months ended March 29, 2013 were $117 million, compared to earnings of $91 million in the fourth quarter of 2012 and $128 million in the first quarter of 2012.

The first quarter adjusted net loss (defined in Note 1 to the Consolidated Financial Information attached to this press release) was $8 million, or $.03 per share, compared to a loss or $37 million, or $.15 per share, in the fourth quarter of 2012 and a loss of $9 million, or $.04 per share, in the first quarter of 2012.

Descriptions of EBITDA, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings (loss) and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the first quarter of 2013 were as follows:

  Microcontroller net sales were $177 million in the first quarter, compared to $197 million in the fourth quarter of 2012 and $149 million in the first quarter last year. Sequentially, sales were negatively impacted by seasonality associated with the consumer market. On a year over year basis, Microcontroller revenues benefitted from increased sales into distribution in Asia as well as higher sales of applications processors into the general embedded and automotive markets.
  Digital Networking net sales were $202 million, compared to $195 million in the fourth quarter of 2012 and $211 million in the first quarter last year. Sequentially, networking sales benefitted from higher spending on next generation networks, primarily 4G or ‘LTE’ investments in the Chinese and U.S. markets and higher sales of products used in enterprise solutions. Sales declined on an annual basis due primarily to a decline in certain general embedded products as well as products sold through distribution.
  Automotive Microcontroller net sales were $254 million, compared to $236 million in the fourth quarter of 2012 and $240 million in the first quarter last year. Automotive microcontrollers sales benefitted both sequentially and year over year from the positive vehicle market trends in the U.S. and China.
  Analog & Sensor net sales were $177 million, compared to $175 million in the fourth quarter of 2012 and $177 million in the first quarter last year. Analog and sensor net sales benefitted on a sequential and year over year basis from higher sales into the automotive market, offset by declines in the consumer end market.
  RF net sales were $86 million, compared to $97 million in the fourth quarter of 2012 and $67 million in the first quarter last year. Sequentially, sales declined following above average growth in the fourth quarter of 2012. On a year over year basis, RF sales increased due to increased spending on 3G and 4G wireless networks, particularly in China.
  Other net sales were $85 million, compared to $57 million in the fourth quarter of 2012 and $106 million in the first quarter last year. Sequentially, other net sales benefitted from higher IP licensing revenue. Year over year, revenues declined due to lower sales into the wireless handset market, consistent with the company’s prior decision to exit that market, partially offset by higher IP licensing revenue.

Other First Quarter 2013 Financial Information

  Capital Expenditures were $22 million;
  Cash and Cash Equivalents were $767 million and;
  Adjusted EBITDA* for the latest twelve months ending March 29, 2013 was $812 million.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

Second Quarter 2013 Outlook

For the second quarter of 2013, the company expects:

  Net sales to be between $1.00 billion and $1.04 billion;
  Gross margins to increase approximately 90 to 130 basis points on a sequential basis.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Daylight Time on April 25, 2013. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business strategy, goals and expectations concerning our strategic direction, key personnel, future revenues, operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; the financial viability of our customers, distributors or suppliers; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K/A and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity, our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices.

The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. http://www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2013.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Mar 29,	Dec 31,	Mar 30,
	2013	2012	2012

Net sales	$981	$957	$950
Cost of sales	583	582	548
Gross margin	398	375	402
Selling, general and administrative	111	110	102
Research and development	182	186	181
Amortization expense for acquired intangible assets	3	3	3
Reorganization of business and other	(2)	20	(52)
Operating earnings	104	56	168
Loss on extinguishment or modification of long-term debt, net	(22)	(1)	(28)
Other expense, net	(120)	(127)	(135)
(Loss) earnings before income taxes	(38)	(72)	5
Income tax expense (benefit)	10	(37)	14
Net loss	$(48)	$(35)	$(9)

Loss per common share:
Basic	($0.19)	($0.14)	($0.04)
Diluted (a)	($0.19)	($0.14)	($0.04)

Weighted average common shares outstanding:
Basic	252	249	247
Diluted	256	251	251

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Mar 29,	Dec 31,	Mar 30,
	2013	2012	2012

Adjusted operating earnings	$117	$91	$128
Amortization expense for acquired intangible assets (b)	3	3	3
Non-cash share-based compensation expense (c)	12	12	9
Reorganization of business and other (g)	(2)	20	(52)
Operating earnings	$104	$56	$168

Adjusted net loss	$(8)	$(37)	$(9)
Amortization expense for acquired intangible assets (b)	3	3	3
Non-cash share-based compensation expense (c)	12	12	9
Fair value adjustment on interest rate and commodity derivatives (d)	(1)	-	2
Deferred and non-current tax impact (e)	6	(38)	10
Loss on extinguishment or modification of long-term debt, net (f)	22	1	28
Reorganization of business and other (g)	(2)	20	(52)
Net loss	$(48)	$(35)	$(9)

Adjusted net loss per common share:
Basic	($0.03)	($0.15)	($0.04)
Diluted (a)	($0.03)	($0.15)	($0.04)

Weighted average common shares outstanding:
Basic	252	249	247
Diluted	256	251	251

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

(in millions)	Three Months Ended
	Mar 29,	Dec 31,	Mar 30,
	2013	2012	2012

Microcontrollers (1)	$177	$197	$149
Digital Networking (2)	202	195	211
Automotive MCU (3)	254	236	240
Analog & Sensors (4)	177	175	177
RF (5)	86	97	67
Other (6)	85	57	106
Total	$981	$957	$950

(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and multimedia applications.

(2) Digital Networking includes sales of communication and digital signal processors serving the networking and communications markets.

(3) Automotive MCU includes microcontroller sales serving the automotive market.

(4) Analog and Sensors includes sales of automotive analog, mixed-signal analog and sensor products.

(5) RF includes sales of power amplifiers.

(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Mar 29,	Dec 31,	Mar 30,
	2013	2012	2012
ASSETS
Cash and cash equivalents	$767	$711	$760
Accounts receivable, net	387	384	434
Inventory, net	764	797	816
Other current assets	158	166	197
Total current assets	2,076	2,058	2,207

Property, plant and equipment, net	692	715	745
Intangible assets, net	63	64	85
Other assets, net	308	334	334
Total assets	$3,139	$3,171	$3,371

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$28	$6	$6
Accounts payable	324	323	346
Accrued liabilities and other	515	543	411
Total current liabilities	867	872	763

Long-term debt	6,361	6,375	6,579
Other liabilities	451	455	501

Shareholders' deficit	(4,540)	(4,531)	(4,472)
Total liabilities and shareholders' deficit	$3,139	$3,171	$3,371

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended
(in millions)	Mar 29,	Dec 31,	Mar 30,
	2013	2012	2012

Cash flows from operations	$70	$82	$63

Cash flows from investing activities	$(33)	$(33)	$(39)

Cash flows from financing activities	$23	$(100)	$(39)

Effect of exchange rate changes on cash and cash equivalents	$(4)	$(1)	$3

Freescale Semiconductor, Ltd.
EBITDA and Adjusted EBITDA Reconciliations
(Unaudited)

	Three Months Ended
(in millions)	Mar 29,	Dec 31,	Mar 30,
	2013	2012	2012

EBITDA excluding the effects of other items	$ 178	$ 152	$ 192
Non-cash share-based compensation expense (c)	12	12	9
Fair value adjustment on interest rate and commodity derivatives (d)	(1)	-	2
Loss on extinguishment or modification of long-term debt, net (f)	22	1	28
Reorganization of business and other (g)	(2)	20	(52)
EBITDA	147	119	205
Depreciation	45	45	47
Amortization*	19	19	20
Interest expense, net	121	127	133
Income tax expense (benefit)	10	(37)	14
Net loss	$ (48)	$ (35)	$ (9)

	Twelve Months Ended Mar 29, 2013
(in millions)

Net loss	$ (141)
Interest expense, net	498
Income tax benefit	(2)
Depreciation and amortization expense*	254
Non-cash share-based compensation expense (c)	46
Fair value adjustment on interest rate and commodity derivatives (d)	14
Loss on extinguishment or modification of long-term debt, net (f)	26
Reorganization of business and other (g)	35
Cost savings (h)	66
Other terms (i)	16
Adjusted EBITDA	$ 812

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) No dilutive securities have been included in the diluted net loss and adjusted net loss per share calculations, as a net loss was incurred in all periods presented.

(b) Reflects amortization expense for trademarks/tradenames due to purchase price accounting relating to our acquisition by a consortium of investors in 2006.

(c) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”

(d) Reflects the change in fair value of our interest rate and commodity derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, "Derivatives and Hedging.”

(e) Adjustments to reflect cash income tax expense.

(f) Reflects losses on extinguishments and modifications of our long-term debt, net.

(g) Reflects items related to our reorganization of business programs and other.

(h) Reflects costs savings that we expect to achieve from initiatives commenced prior to December 31, 2009 under our reorganization of business programs that are in process or have already been completed.

(i) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

Note 1

Adjusted operating earnings (loss) represents operating earnings (loss) adjusted for the amortization of acquired intangible assets, non-cash share-based compensation expense and reorganization of businesses and other charges (benefits). Adjusted operating earnings (loss) is not a recognized term under U.S. GAAP. Adjusted operating earnings (loss) does not represent operating earnings (loss), as that term is defined under U.S. GAAP, and should not be considered an alternative to operating earnings (loss) as an indicator of our operating performance. We have included information concerning adjusted operating earnings (loss) because we use such information when evaluating operating earnings (loss) to better evaluate the underlying performance of the Company. Adjusted operating earnings (loss) as presented herein is not necessarily comparable to similarly titled measures. A reconciliation of adjusted operating earnings (loss) to operating earnings (loss), the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted net earnings (loss) is net earnings (loss), adjusted for certain items that we believe are not indicative of the performance of our ongoing operations. We present adjusted net earnings (loss) as a supplemental performance measure. We believe adjusted net earnings (loss) is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings (loss) facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings (loss) for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings (loss) has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net earnings (loss) only supplementally. A reconciliation of adjusted net earnings (loss) to net earnings (loss), the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items is a non-U.S. GAAP financial measure. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s existing notes and senior credit facilities. Adjusted EBITDA is net earnings (loss) adjusted for certain non-cash and other items that are included in net earnings (loss). The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net earnings (loss). However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net earnings (loss), which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, calculated as described above, has been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com
or
Media:
Rob Hatley, 512-996-5134
robert.hatley@freescale.com